EXHIBIT 10.2

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of February 3, 2017)

Section 1. Purpose; Definitions.

The Plan supports the Company’s ongoing efforts to increase shareholder value by allowing the Company to offer its senior leaders compensation opportunities intended to incent high performance and retention.

The terms below are defined as follows for Plan purposes:

(a)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of one year or less.

(b)	“Award” means the cash or equity earned by a Participant pursuant to a Grant.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means termination because of:

(i)	Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to disability);

(ii)	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Mondelēz Group where the violation results in significant damage to the Mondelēz Group or

(iii)	Engaging in other conduct which adversely reflects on the Mondelēz Group in any material respect.

(e)	“Change in Control” has the meaning stated in Section 6.

(f)	“Code” means the U.S. Internal Revenue Code.

(g)	“Commission” means the U.S. Securities and Exchange Commission or any successor agency.

(h)	“Committee” means the Human Resources and Compensation Committee of the Board, any successor or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(i)	“Common Stock” or “Stock” means the Class A Common Stock of the Company.

(j)	“Company” means Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor.

(k)	“Deferred Stock Unit” means the Grant of that name described in Section 5(a)(v).

(l)	“Economic Value Added” means net after-tax operating profit less the cost of capital.

(m)	“Exchange Act” means the Securities Exchange Act of 1934.

(n)	“Fair Market Value” means, as applied to a specific date, the price of a share of Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Stock reported on any established stock exchange or national market system including without limitation the NASDAQ Global Select Market and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in a Grant agreement, Fair Market Value will be deemed to be equal to the closing price of a share of Stock on the most recent date on which shares of Stock were publicly traded.

(o)	“Grant” means a grant made under the Plan or, to the extent relevant, under any Prior Plan.

(p)	“Good Reason” means:

(i)	the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Mondelēz Group that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Mondelēz Group promptly after receipt of notice thereof given by the Participant;

(ii)	any material reduction in the Participant’s base salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Change in Control;

(iii)	the Mondelēz Group’s requiring the Participant to be based at any office or location other than any other location which does not extend the Participant’s home to work location commute as of the time of the Change in Control by more than 50 miles; or

(iv)	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as and to the extent required by Section 6 of the Plan.

The Participant must notify the Company of any event purporting to constitute Good Reason within 45 days following the Participant’s knowledge of its existence, and the Company shall have 30 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

(q)	“Incentive Award” means any Award that is either an Annual Incentive Award or awarded pursuant to a Long-Term Incentive Grant.

(r)	“Incentive Stock Option” means any Stock Option that is designated as being an Incentive Stock Option and complies with Section 422 of the Code.

(s)	“Long-Term Incentive Grant” means a Grant made pursuant to Section 5(a)(vi) with a Performance Cycle of more than one year.

(t)	“Long-Term Incentive Grant Target Value” means, in connection with a Change in Control, either: (i) if a Long-Term Incentive Grant is denominated and payable in cash, the target cash value of such Long-Term Incentive Grant, or (ii) if a Long-Term Incentive Grant is denominated in shares, the product of the target number of shares under such Long-Term Incentive Grant multiplied by the closing share price of the Common Stock on the last trading day immediately preceding the closing date of the Change in Control.

(u)	“Mondelēz Group” means the Company and each of its subsidiaries and affiliates.

(v)	“Non-Management Director” means a member of the Board who is not an employee of the Mondelēz Group.

(w)	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(x)	“Other Stock-Based Grant” means a Grant made pursuant to Section 5(a)(iii).

(y)	“Participant” means any eligible individual as set forth in Section 3 to whom a Grant is made.

(z)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any organizational unit of the Mondelēz Group or any individual is measured for the purpose of determining the extent to which a Grant or compensation subject to Performance Goals has been earned.

(aa)

“Performance Goals” mean the objectives for the Company or any organizational unit of the Mondelēz Group or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Grants under the Plan. Performance Goals may be provided in absolute terms, or in relation to the Company’s peer group. The Company’s peer group will be determined by the Committee, in its sole discretion. The Performance Goals for Grants that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following criteria: net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, net assets, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating income margins, productivity ratios, share price (including, but not limited to, share price growth measures and total shareholder return), cost control, margins, trade efficiency, overhead cost management, volume growth, volume/mix growth, pricing impact, operating efficiency, market share, category growth, advertising and consumer spending, objective measures of customer satisfaction or employee satisfaction, case fill rate, pricing net of commodities, working capital, cash conversion days, taxes, depreciation and amortization, volume or Economic Value Added.

(bb)	“Plan” means this Mondelēz International, Inc. 2005 Performance Incentive Plan, as amended and restated as of February 3, 2017.

(cc)	“Prior Plan” means the Mondelēz International, Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors.

(dd)	“Restricted Period” means the period during which a Grant may not be sold, assigned, transferred, pledged or otherwise encumbered.

(ee)	“Restricted Stock” means a Grant of shares of Common Stock pursuant to Section 5(a)(iv).

(ff)	“Restricted Stock Unit” means a Grant of that name described in Section 5(a)(v).

(gg)	“Spread Value” means, with respect to a share of Common Stock subject to a Grant, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Grant’s exercise or strike price, if any.

(hh)	“Stock Appreciation Right” or “SAR” means a Grant described in Section 5(a)(ii).

(ii)	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 5(a)(i).

For purposes of these definitions, any reference to a statute also refers to any regulations promulgated with respect to the statute and any successor or amendment to the statute, regulation or legal standard.

Section 2. Administration.

The Plan is administered by the Committee, which has the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee has the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Mondelēz Group may operate to assure the viability of the benefits of Grants made to individuals employed in such countries and to meet the objectives of the Plan.

Subject to the terms of the Plan, the Committee has the authority to determine those employees eligible to receive Grants and Awards and the amount, type and terms of each Grant or Award and to establish and administer any Performance Goals applicable to such Grants or Awards. Subject to the terms of the Plan, the Committee has the authority to recommend to the Board those Non-Management Directors eligible to receive Grants or Awards and the amount, type and terms of each Grant or Award. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not Non-Management Directors or executive officers of the Company and/or otherwise subject to either Section 16 of the Exchange Act or Section 162(m) of the Code.

Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Grant or Award is made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan are final and binding on all persons, including the Company and Plan Participants.

Section 3. Eligibility.

Salaried employees of the Mondelēz Group who are responsible for or contribute to the management, growth and profitability of the business of the Mondelēz Group are eligible for Grants and Awards under the Plan. Non-Management Directors are also eligible for Grants and Awards under the Plan. Stock Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company and its subsidiaries, within the meaning of the Code, as selected by the Committee.

Section 4. Common Stock Subject to the Plan.

(a)	Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan is 243,691,747 shares, which consists of 150,000,000 shares that were approved in 2005, 18,000,000 shares that were approved in 2009, 75,000,000 shares that were added as of the May 21, 2014 Amendment and Restatement and 691,747 shares that remain available for issuance under the Prior Plan as of March 14, 2014. An amount not to exceed 50% of the shares of Common Stock issuable under the plan as of May 21, 2014 may be issued pursuant to Grants of Restricted Stock, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Grants, and Incentive Awards, except that Other Stock-Based Grants with values based on Spread Values are not included in this limitation; and except further, that Grants of Restricted Stock, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Grants, and Incentive Awards made prior to May 21, 2014 are not included in this limitation. Except as otherwise provided in this Plan, any Grant made under the Prior Plan continues to be subject to the terms and conditions of the Prior Plan and the applicable Grant agreement. Any adjustments, substitutions, or other actions that may be made or taken in accordance with Section 4(b) below in connection with the corporate transactions or events described in that section, will, to the extent applied to outstanding Grants made under the Prior Plan, be deemed made from shares reserved for issuance under the Prior Plan, rather than this Plan, pursuant to the authority of the Board under the Prior Plan to make adjustments and substitutions in such circumstances to the aggregate number and kind of shares reserved for issuance under the Prior Plan and to Grants made under the Prior Plan. To the extent any Grant under this Plan is exercised, cashed out, terminates, expires or is forfeited without a payment being made to the Participant in the form of Common Stock, the shares subject to the Grant that were not used will be available for distribution in connection with Grants under this Plan; provided, however, that any shares which are available again for Grants under this Plan will count toward the limit described in Section 5(b)(i). If a SAR or similar Grant based on Spread Value with respect to shares of Common Stock is exercised, the full number of shares of Common Stock with respect to which the Grant is measured will nonetheless be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan. Similarly, any shares of Common Stock that are withheld by the Company or tendered by a Participant (1) as full or partial payment of withholding or other taxes owed by the Participant related to an outstanding Stock Option or SAR or (2) as payment for the exercise or conversion price of a Stock Option, SAR or similar Grant based on Spread Value under the Plan will be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan.

(b)	Adjustments for Certain Corporate Transactions

(i)	In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock in any case after adoption of the Plan by the Board, the Committee will make any adjustments or substitutions with respect to Grants made under the Plan and the Prior Plan as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the limits set forth in Section 5, (C) to the Performance Goals or Performance Cycles of any outstanding Grants, and (D) to the number and kind of securities subject to outstanding Grants and, if applicable, the grant or exercise price or Spread Value of outstanding Grants. In addition, the Committee may make a Grant in substitution for incentive awards, stock grants, stock options or similar grants made to an individual who is, previously was, or becomes an employee of the Mondelēz Group in connection with a transaction described in this Section 4(b)(i). Notwithstanding any provision of the Plan (other than the limitation set forth in Section 4(a)), the Committee has full discretion to determine the terms of any Grants made in substitution.

(ii)	Specific Adjustments.

(A)	In connection with any of the events described in Section 4(b)(i), the Committee has the authority with respect to Grants made under the Plan and the Prior Plan (x) to issue Grants (including Stock Options, SARs, and Other Stock-Based Grants) with a grant price that is less than Fair Market Value on the date of grant in order to preserve existing gain under any similar type of previous grant made by the Company or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the grant for such diminution, and (y) except as may otherwise be required under an applicable Grant agreement, to cancel or adjust the terms of an outstanding Grant as appropriate to reflect the substitution for the outstanding grant of equivalent value made by another entity.

(B)	In connection with a spin-off or similar corporate transaction, the Committee also has the authority with respect to Grants made under the Plan and the Prior Plan to make adjustments described in this Section 4(b) that may include, but are not limited to, (x) the imposition of restrictions on any distribution with respect to Restricted Stock or similar Grants and (y) the substitution of comparable Stock Options to purchase the stock of another entity or SARs, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Grants denominated in the securities of another entity, which may be settled in the form of cash, Common Stock, stock of such other entity, or other securities or property, as determined by the Committee; and, in the event of such a substitution, references in this Plan and the Prior Plan and in the applicable Grant agreements thereunder to “Common Stock” or “Stock” will be deemed to also refer to the securities of the other entity where appropriate.

(iii)	In connection with any of the events described in Section 4(b)(i), with respect to Grants made under the Plan and the Prior Plan, the Committee is also authorized to provide for the payment of any outstanding Grants in cash, including, but not limited to, payment of cash in lieu of any fractional shares, provided that no such payment fails to comply with the requirements of Section 409A of the Code to the extent that law applies to the recipient of the cash payment.

(iv)	In the event of any conflict between this Section 4(b) and other provisions of the Plan or the Prior Plan, the provisions of this section control. Each Participant who receives a Grant under the Plan is deemed to acknowledge and consent to the Committee’s ability to adjust Grants under the Prior Plan in a manner consistent with this Section 4(b).

Section 5. Grants and Awards.

(a)	General. The types of Grants and Awards that may be made under the Plan are described below. Grants and Awards may be made singly, in combination or in tandem with other Grants and/or Awards. All Grant agreements are incorporated in and constitute part of the Plan.

(i)	Stock Options. A Grant of a Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Grant agreement but no Stock Option designated as an Incentive Stock Option will be invalid in the event that it fails to qualify as an Incentive Stock Option. The term of each Stock Option will be stated in the Grant agreement, but no Stock Option will be exercisable more than ten years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option may not be less than 100% of the Fair Market Value on the date of grant, except as permitted by Section 4(b)(ii)(A). Subject to the applicable Grant agreement, Stock Options may only be exercised, in whole or in part, by following the administrative procedures applicable to the exercise of Stock Options as are periodically communicated to Participants. If the exercise requires payment for the shares exercised (as well as applicable taxes), payment must be received in accordance with applicable payment requirements. Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value on the day preceding the date of exercise or shares of Common Stock otherwise issuable upon such exercise.

(ii)	Stock Appreciation Right. A Grant of a SAR represents the right to receive a cash payment, a share of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR will be stated in the applicable Grant agreement and will not be less than 100% of the Fair Market Value on the date of grant, except as permitted by Section 4(b)(ii)(A). Subject to the terms of the applicable Grant agreement, a SAR will be exercisable, in whole or in part, by following the administrative procedures applicable to the exercise of SARs as are periodically communicated to Participants, but no SAR may be exercisable more than ten years after the Grant date.

(iii)	Other Stock-Based Grant. An Other Stock-Based Grant is a Grant, other than an a Stock Option, SAR, Restricted Stock, Restricted Stock Units, or Deferred Stock Unit, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Grants made under this subsection (iii) will be on such terms and conditions and by such methods as may be specified by the Committee. Where the value of an Other Stock-Based Grant is based on the Spread Value, the grant price for such a Grant will not be less than 100% of the Fair Market Value on the date of Grant.

(iv)	Restricted Stock. A Grant of Restricted Stock is a share of Common Stock that is subject to forfeiture during the Restricted Period upon such conditions as may be stated in the applicable Grant agreement. Except as may be provided in the applicable Grant agreement, during the Restricted Period:

(A)	Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered; and

(B)	A Participant will have all the rights of a holder of Common Stock with respect to the Restricted Stock.

(v)	Restricted Stock Unit or Deferred Stock Unit. A Grant of a Restricted Stock Unit or a Deferred Stock Unit represents the right to receive a share of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Grant agreement. Except as may be provided in the applicable Grant agreement, neither Restricted Stock Units nor Deferred Stock Units may be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as may be provided in the applicable Grant agreement, a Participant will not have any of the rights of a holder of Common Stock with respect to Restricted Stock Units or Deferred Stock Units unless and until shares of Common Stock are actually delivered in satisfaction of the restrictions and other conditions of such Restricted Stock Units or Deferred Stock Units.

(vi)	Incentive Awards. An Incentive Award is a performance-based Award that is expressed in U.S. currency or Common Stock or any combination of the two. Incentive Awards may either be Annual Incentive Awards or Long-Term Incentive Grants.

(b)	Maximum Grants and Awards. Subject to the exercise of the Committee’s authority pursuant to Section 4:

(i)	The total number of shares of Common Stock subject to Stock Options and SARs granted during any calendar year to any Participant may not exceed 3,000,000 shares.

(ii)	The total amount of any Annual Incentive Award awarded to any Participant with respect to any Performance Cycle, taking into account the cash and the Fair Market Value of any Common Stock payable with respect to such Award, may not exceed $10,000,000.

(iii)	The total amount of any Long-Term Incentive Grant made to any Participant with respect to any Performance Cycle may not exceed 400,000 shares of Common Stock multiplied by the number of years in the Performance Cycle or, in the case of Grants expressed in currency, $8,000,000 multiplied by the number of years in the Performance Cycle. The maximum in this paragraph will be reduced pro-rata for any Participant who is not a Participant for the entire Performance Cycle.

(iv)	No Grant of Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Grants may be made in excess of 1,000,000 shares of Common Stock to any Participant in a calendar year, except that Other Stock-Based Grants with values based on Spread Values are not subject to this limitation.

(v)	The maximum Fair Market Value on the date of Grant, as determined by the Committee, of the shares of Common Stock subject to Grants made to any Non-Management Director in any calendar year may not exceed $500,000.

(c)	Performance-Based Grants. Grants made under the Plan may be performance-based through the application of Performance Goals and Performance Cycles.

(d)	Adjustment of Performance-Based Compensation. Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may not be adjusted upward. The Committee retains the discretion to adjust such Awards downward, either on a formulaic or discretionary basis or any combination, as the Committee determines, in its sole discretion.

(e)	Evaluation of Performance. The Committee may provide in any Grant intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code that any evaluation of performance under the applicable Performance Goal(s) may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Cycle: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) foreign exchange gains and losses; and (g) gains and losses that are treated as extraordinary items under Financial Accounting Standard No. 145 (Accounting Standards Codification 225). To the extent such inclusions or exclusions affect Grants to covered employees (as defined in Section 162(m) of the Code), they must be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(f)	Vesting. Grants made under the Plan will vest at such time or times as may be determined by the Committee; provided, however, that no condition relating to the vesting of a Grant and/or Award that is based upon Performance Goals may be based on a Performance Cycle of less than one year, and no condition that is based upon continued employment or the passage of time alone may provide for vesting of a Grant more rapidly than in installments over three years from the date the Grant is made, except (i) upon the death, disability or retirement of the Participant, in each case as specified in the Grant agreement (ii) upon a Change in Control, as specified in Section 6 of the Plan, (iii) for any Award paid in cash, (iv) for any Grants made to Non-Management Directors, and (v) for up to 12,184,587 (equal to 5% of the amount of shares of Common Stock subject to the Plan) shares of Common Stock that may be subject to Grants without any minimum vesting period.

Section 6. Change in Control Provisions.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below in Section 6(b)):

(i)	If, and to the extent that outstanding Grants, other than Annual Incentive Awards, under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or (B) are replaced with equity grants that preserve the existing value of the Grants at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule, as applicable, that is the same or more favorable to the Participants than the vesting schedule applicable to the Grants, then all of these Grants or substitute grants will remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 6(a)(iv) below.

(ii)	If, and to the extent that outstanding Grants, other than Annual Incentive Awards, under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) will apply to these Grants: (A) outstanding Grants of Stock Options and SARs will immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Stock, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Grants, including vesting requirements, will immediately lapse, and these grants will be free of all restrictions; and (C) outstanding Long-Term

Incentive Grants will be subject to the treatment described in Section 6(a)(vi) below as if all Participants experienced a qualifying termination simultaneously upon the Change in Control with the cash amount payable in a lump sum within forty-five (45) days of the Change in Control.

(iii)	If, and to the extent that outstanding Grants under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then in connection with the application of the Change-in-Control Treatment stated in Section 6(a)(ii) above (and Section 6(a)(vi) below, if applicable), the Board may, in its sole discretion, provide for cancellation of such outstanding Grants at the time of the Change in Control in which case a payment of cash, property or a combination thereof will be made to each affected Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the securities of Mondelēz International, Inc. relating to such Grants over the exercise or purchase price (if any) for such Grants.

(iv)	If, and to the extent that outstanding Grants are assumed or replaced in accordance with Section 6(a)(i) above and (A) other than with respect to a Non-Management Director, a Participant’s employment with, or performance of services for, the Mondelēz Group is terminated by the Mondelēz Group for any reasons other than Cause or, by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, or (B) with respect to a Non-Management Director, such Non-Management Director’s service as a member of the Board ceases for any reason within the one-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment stated in Section 6(a)(ii) above (and Section 6(a)(vi) below, if applicable) will apply to all assumed or replaced Grants of such Participant then outstanding.

(v)	Outstanding Stock Options or SARs that are assumed or replaced in accordance with Section 6(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions stated in the applicable Grant agreement or elsewhere; provided, however, that all outstanding Stock Options or SARs, vested or unvested, including those that become exercisable in accordance with Section 6(a)(iv), shall remain exercisable until the expiration of the original full term of the Stock Option or SAR notwithstanding the other original terms and conditions of such Grant.

(vi)	Upon the consummation of a Change in Control, (A) any Long-Term Incentive Grants relating to Performance Cycles completed prior to the year in which the Change in Control occurs that have been earned but not paid will be automatically converted into a right to receive a cash payment (to the extent that the Long-Term Incentive Grant is not already denominated in cash) equal to the product of the number of shares earned under the Long-Term Incentive Grant multiplied by the closing share price of the Common Stock on the last trading day immediately preceding the closing date of the Change in Control, and (B) any Long-Term Incentive Grants relating to Performance Cycles not completed prior to the year in which the Change in Control occurs will be automatically converted into a right to receive a cash payment equal to the Long-Term Incentive Grant Target Value for such Performance Cycle. In addition, each Participant who is eligible for or who has received a Long-Term Incentive Grant for any then current Performance Cycle will be deemed to have earned: (x) if at least 50% or more of the Performance Cycle has elapsed on the date on which the termination occurs, an amount equal to such Participant’s Long-Term Incentive Grant Target Value for such Performance Cycle or (y) if less than 50% of the Performance Cycle has elapsed of the date on which the termination occurs, an amount equal to the product of (A) such Participant’s Long-Term Incentive Grant Target Value for such Performance Cycle, and (B) a fraction, the numerator of which is the number of days completed in such Performance Cycle to the date on which the termination occurs, and the denominator of which is the total number of days in such Performance Cycle, and, in either case, such amount will become immediately payable in a lump sum within forty-five (45) days

(vii)	Except as otherwise specified in a Grant agreement, any of the foregoing Change in Control provisions that change the timing of payment of an Award will not apply to a Grant subject to Section 409A of the Code unless such change is permissible under and consistent with Section 409A of the Code without the imposition of additional taxes and penalties under Section 409A of the Code. For the avoidance of doubt, the foregoing applies to all Grants made under the Plan regardless of when made.

(b)	Definition of Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)	Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(A)	any acquisition by the Company or any of its Affiliates;

(B)	any acquisition by an employee benefit plan or related trust sponsored or maintained by any entity within the Mondelēz Group;

(C)	any acquisition pursuant to a merger or consolidation described in Section 6(b)(iii); or

(D)	any acquisition directly from the Company;

(ii)	During any consecutive 24-month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period will be deemed to have been a member of the Board at the beginning of such 24 month period;

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or other material transaction involving the Company or any of its subsidiaries; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company; or

(iv)	The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Company’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company.

Section 7. Plan Amendment and Termination.

(a)	The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to the Participants, (ii) would materially increase the number of securities that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Global Select Market or, if the shares of Common Stock are not traded on the NASDAQ Global Select Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)	Except in connection with a corporate transaction or event described in Section 4(b) of the Plan, at any time when the exercise price or base price of a Stock Option or SAR or other similar Grant based upon Spread Value is above the Fair Market Value of a share, the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Stock Options or the base price of outstanding SARs (or similar Grants based upon Spread Value), or cancel outstanding Stock Options or SARs (or similar Grants based upon Spread Value) in exchange for cash, other Grants, Awards, Stock Options or SARs (or similar Grants based upon Spread Value) with an exercise price or base price, as applicable, that is less than the exercise price of the original Stock Option or base price of the original SAR (or similar Grant based upon Spread Value), as applicable, without shareholder approval.

(c)	Subject to Sections 5(d) and 7(b), the Board may amend the terms of any Grant under the Plan prospectively or retroactively, but subject to Section 4(b) of the Plan, no amendment may impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Grants outstanding and not exercised in full on the date of termination.

Section 8. Payments and Payment Deferrals.

Awards may be paid in cash, Common Stock, Grants or combinations thereof as the Committee may determine and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Stock Options, SARs, and similar Other Stock-Based Grants based upon Spread Value that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted may not be deferred. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code.

Section 9. Dividends and Dividend Equivalents.

The Committee may provide that any Grants under the Plan, other than Stock Options or SARs, earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently, except in the case of any Grants in which any applicable Performance Goals have not been achieved, or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

Section 10. Transferability.

Except as provided in the applicable Grant agreement or otherwise required by law, Grants and other rights to receive Awards are not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any Grant or right to receive an Award be transferred in exchange for consideration.

Section 11. Grant Agreements.

Each Grant under the Plan must be evidenced by a written agreement (which may be electronic and need not be signed by the recipient unless otherwise specified by the Committee) that, subject to Section 5(d) of the Plan, establishes the terms, conditions and limitations for each Grant. Such terms may include, but are not limited to, the term of the Grant, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. Subject to Section 7 of the Plan, the Committee may amend a Grant agreement, provided that, except as stated in a Grant agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Participants, no amendment may materially and adversely affect a Grant without the Participant’s consent.

Section 12. Unfunded Status of the Plan.

The Plan is unfunded. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13. Compensation Recoupment Policy.

Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Grant or Award, including any shares of Common Stock subject to a Grant, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Section 14. General Provisions.

(a)	The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution of the shares. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan are subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan will prevent the Company, or an entity within the Mondelēz Group, from adopting other or additional compensation arrangements for their respective employees or Non-Management Directors.

(c)	Neither the adoption of the Plan nor the making of Grants under the Plan confers upon any individual any right to continued employment or service nor will they interfere in any way with the right of the Mondelēz Group to terminate the employment or service of any individual at any time.

(d)	The Company or another member of the Mondelēz Group as applicable has the authority to take any and all actions it deems necessary and appropriate to comply with applicable tax laws with respect to the making of Grants, vesting or payment of Awards under the Plan. If applicable tax withholding is not timely paid by the Participant in accordance with administrative procedures established periodically and communicated to Participants, the withholding may be satisfied by the reduction in the Grant if the taxable event occurs prior to the Award. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. In no event shall the Fair Market Value of the shares of Common Stock to be withheld and delivered pursuant to this Section 14(d) to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. The obligations of the Company under the Plan are conditioned on such payment or arrangements, and the Mondelēz Group may, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e)	The Plan is subject to the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in a Grant agreement, recipients of Grants and/or Awards under the Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the Commonwealth of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Grant or Award.

(f)	All obligations of the Company under the Plan with respect to Grants and/or Awards made under the Plan are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	The Plan and all Grants made under the Plan will be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Grants be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code.

(h)	This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company is not be under any obligation to make any such amendment. Nothing in the Plan may provide a basis for any person to take action against the Company or any member of the Mondelēz Group based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Grant made under the Plan, and neither the Company nor any member of the Mondelēz Group will under any circumstances have any liability to any participant or his estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

(i)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability will not affect the remaining parts of the Plan, and the Plan will be enforced and construed as if such provision had not been included.

(j)	The Plan was approved by stockholders and became effective on May 21, 2014. No Grants may be made after May 21, 2024, provided that any Grants made prior to that date may extend beyond it.